October 31, 2007

VIA EDGARLINK

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

RE:	Pre-Effective Amendment No. 1 to
Registration Statement on Form N-4 for
“ProtectiveAccess® XL Variable Annuity” Individual and Group
Variable Deferred Annuity Contract
File No. 333-145621
Registrant: Protective Variable Annuity Separate Account
Depositor: Protective Life Insurance Company

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, the captioned Registrant hereby requests that the effective date of the above-captioned amendment to Registrant’s registration statement filed on Form N-4 be accelerated to November 1, 2007, or as soon thereafter as is reasonably practicable.

Protective Life Insurance Company

By:	/s/ CAROLYN JOHNSON
Name:	Carolyn Johnson
Title:	Executive Vice President and
Chief Operating Officer

INVESTMENT DISTRIBUTORS, INC.

2801 Highway 280 South · Birmingham, AL · 35223 · (205)268-1000

October 31, 2007

VIA EDGARLINK

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

RE:	Pre-Effective Amendment No. 1 to
Registration Statement on Form N-4 for
“ProtectiveAccess® XL Variable Annuity” Individual and Group
Variable Deferred Annuity Contract
File No. 333-145621
Registrant: Protective Variable Annuity Separate Account
Depositor: Protective Life Insurance Company

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, Investment Distributors, Inc., as principal underwriter, hereby joins in a request by the above captioned Registrant that the effective date of the above-captioned amendment to Registrant’s registration statement filed on Form N-4 be accelerated to November 1, 2007 or as soon thereafter as is reasonably practicable.

Investment Distributors, Inc.

By:	/s/ EDWIN V. CALDWELL
Name:	Edwin V. Caldwell
Title:	President